INVESTMENT ADVISORY AGREEMENT
     AGREEMENT made as of this 31st day of August, 2010 by and among PNC Capital Advisors, LLC, a Delaware limited liability company, in its role as Manager (the “Manager”) of PNC Long-Short Master Fund LLC, a Delaware limited liability company (the “Company”), and Robeco Investment Management, Inc., a corporation organized under the laws of Delaware (the “Adviser”), and the Company.
          1. Duties of Adviser.
     (a) The Manager hereby appoints the Adviser to act as investment adviser to the Company, for the period and on the terms set forth in this Agreement, pursuant to the policies set forth in the Company’s registration statement, including the information therein incorporated by reference, filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), (File No. 811-21818) (the “Registration Statement”), and the Investment Management Agreement between the Company and the Manager (the “Management Agreement”), as the Management Agreement may be amended from time to time with notice to the Adviser. The Adviser specifically acknowledges its obligations as set forth in the Company’s Registration Statement and the Management Agreement, provided that the Adviser shall not be obligated to follow any amendment to the policies to the Company or the Management Agreement that increases its obligations, responsibilities or liabilities thereunder until it has received actual notice of such amendment and has agreed thereto in writing. The Manager employs the Adviser to formulate a continuing investment program in accordance with the investment objective and strategies set forth in the Company’s Registration Statement and to manage the investment and reinvestment of the assets of the Company, to continuously review, supervise and administer the investment program of the Company, to determine in its discretion the securities to be purchased or sold and the portion of the Company’s assets to be held uninvested, to provide the Manager and the Company with records concerning the Adviser’s activities which the Company is required to maintain and upon request, to render regular reports to the Company’s officers and Board of Directors (the “Board”) concerning the Adviser’s discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Adviser is specifically authorized to invest the Company’s assets (which may constitute, in the aggregate, all of the Company’s assets) in unregistered investment funds or other investment vehicles and registered investment companies (“Investment Funds”) which are managed by investment managers (“Investment Managers”). The Adviser shall discharge the foregoing responsibilities subject to the oversight of the officers and the Board, and in compliance with the objectives, policies and limitations set forth in the Company’s Registration Statement, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.
     (b) Without limiting the foregoing, the Adviser acknowledges its responsibility and agrees to conduct proper due diligence on potential investments and the Investment Funds and their Investment Managers as is required by its fiduciary role, including, without limitation, reviewing the valuation procedures of each Investment Fund and making a determination that such Investment Fund complies with the valuation procedures adopted by the Company.
     (c) The Adviser shall vote proxies with respect to the Investment Funds or any other portfolio securities in accordance with its Proxy Voting Policies and Procedures, a copy of which has been provided to the Company and the Manager.
     (d) The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
          2. Portfolio Transactions.
     (a) To the extent applicable, the Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Company and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.
     (b) The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

          3. Compensation of the Adviser.
     (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Manager shall pay to the Adviser a portion of the management fee (the “Management Fee”) received by the Manager from the Company, pursuant to the Company’s Limited Liability Company Agreement (the “LLC Agreement”), at the end of each quarter. The Management Fee received by the Manager from the Company is equal to 0.3125% (approximately 1.25% on an annualized basis) of the Company’s net assets. The Adviser’s portion of the Management Fee shall be equal to 50% of 0.3125% (approximately 1.25% on an annual basis) of the Company’s net assets and shall be payable within 15 days of receipt by the Manager of such fee from the Company. The Management Fee will be computed based on the capital account of each member of the Company as of the end of business on the last business day of each quarter in the manner set out in the LLC Agreement.
     (b) The Manager shall also pay to the Adviser an amount equal to 50% of any Incentive Fee (as described in the Company’s Registration Statement and the investment management agreement between PNC Long-Short Fund LLC (“PLSF”) and the Manager (the “PLSF Management Agreement”) and the investment management agreement between PNC Long-Short TEDI Fund LLC, a Delaware limited liability company (“PLSF TEDI”), and the Manager (the “PLSF TEDI Management Agreement”)) payable to the Manager at the end of each fiscal year. For these purposes (i.e., determining the portion of the Incentive Fee payable to the Adviser), the Incentive Fee payable to the Manager shall be calculated pursuant to the Incentive Fee formula/rate as set forth in the PLSF Management Agreement and PLSF TEDI Management Agreement. The Incentive Fee shall be due and payable by the Manager within 15 days after it has been received by the Manager from PLSF and PLSF TEDI at the end of each fiscal year; provided, however, that in the event that this Agreement is terminated prior to the end of any fiscal year, the amount payable pursuant to this paragraph shall be determined as if such fiscal year had ended as of the date of such termination.
     (c) Any reduction in the Management Fee or the Incentive Fee payable to the Manager, whether voluntary, as a result of a contractual limitation on expenses, or otherwise, shall not result in any reduction to the amounts payable to the Adviser as set forth in (a) and (b) of this Section.
     (d) In addition to its portion of the Management Fee and the Incentive Fee stated above, the Adviser will be reimbursed by the Manager for all out-of-pocket expenses associated with background checks on the Investment Managers.
          4. Other Services.
     The Adviser will provide to the Company, or will arrange at its expense to be provided to the Company, such management and administrative services as may be agreed upon from time to time by the Adviser and the Manager.
          5. Reports.
     The parties agree to furnish to each other any current prospectuses, proxy statements, reports to partners, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request in connection with this Agreement.
     The Adviser shall submit and present to the Board reports of the assets of the Company, the value of such assets, and the performance of the Investment Funds on a quarterly basis. All investment information supplied by the Adviser to the Manager and the Board is confidential and is to be used by the Company for internal purposes only. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Manager all records (or copies of such records) that the Manager reasonably believes are necessary in order to discharge the Manager’s responsibilities to the Company.
          6. Basic Business Records.

     The Adviser shall comply with the applicable record-keeping requirements of a registered investment adviser of a registered investment company outlined in the 1940 Act and in the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and as otherwise set forth in Exhibit A.
          7. Status of Adviser.
     It is understood that Adviser performs investment advisory services for various clients other than the Company. The Company agrees that Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given, or the time or nature of action taken, with respect to the Company, so long as it is Adviser’s policy, to the extent practical, to seek to allocate investment opportunities to the Company over a period of time on a fair and equitable basis relative to other clients. Nothing in this Agreement shall be deemed to impose upon Adviser any obligation to purchase or sell for the Company any security or property which Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the sole discretion of Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Company.
          8. Custody.
     The assets of the Company shall be held in the custody of a bank, trust company, brokerage firm or other entity in accordance with the 1940 Act. The Company has notified the Adviser as to the identity of the custodian as of the date hereof, and shall notify the Adviser of any subsequent changes in the custodian. The Company shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Adviser shall have no responsibility or liability with respect to custody arrangements made by the Company or the acts, omissions or other conduct of the custodian selected by the Company.
          9. Liability of Adviser.
     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Company, or to any member of the Company (each, a “Member,” and collectively, the “Members”) to the Manager, or any affiliate of the Manager, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Company. The Adviser does not represent that any level of performance will be achieved.
          10. Indemnification.
     (a) To the fullest extent permitted by law, the Company and the Manager shall, subject to Section 10(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Company, or the past or present performance of services to the Company in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section.

     (b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 10(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a “Director,” and collectively, the “Directors”) of the Company who are not “interested persons” (as that term is defined in the 1940 Act) of the Company (“Independent Directors”) (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.
     (c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 10(a) of this Agreement if (i) approved as in the best interests of the Company by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.
     (d) Any indemnification or advancement of expenses made in accordance with this Section shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith or gross negligence. In any suit brought by an indemnitee to enforce a right to indemnification under this Section it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Section the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section shall be on the Company (or on any Member acting derivatively or otherwise on behalf of the Company or its Members).
     (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.
     (f) The rights of indemnification provided in this Section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

          11. Duration and Termination.
     This Agreement will become effective as of the date first written above and will continue annually thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Company. If the Board officially considers terminating this Agreement at any Board meeting, the Company agrees to provide the Adviser with written notice that such matter has been officially considered by the Board. This Agreement may be terminated by the Manager at any time, without the payment of any penalty, by the Manager’s recommendation to, and by a vote of a majority of the entire Board or by vote of a majority of the outstanding voting securities of the Company on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Manager. This Agreement will automatically and immediately terminate in the event of its assignment by the Adviser, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor that does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.
          12. Representations of the Company.
               The Company represents, warrants and agrees that:
               (a) The retention of the Adviser by the Company as investment adviser with respect to the investment of all properties held by the Company is authorized by the governing documents relating to the Company.
               (b) The terms of this Agreement do not violate any obligation by which the Company is bound, whether arising by contract, operation of law or otherwise.
               (c) This Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon the Company in accordance with its terms, and the Company will deliver to the Adviser such evidence of such authority as the Adviser may reasonably require, whether by way of a certified resolution of otherwise.
               (d) The Company shall hold the Adviser harmless from and indemnify the Adviser against any and all liability or loss which the Adviser may incur or suffer, if and to the extent that such liability or loss was caused by the inaccuracy or breach by the Company of any of the provisions set forth in Paragraphs 12(a) through (c) hereof.
          13. Representations of the Adviser.
               The Adviser represents, warrants and agrees that:
               (a) It is registered as an investment adviser under the Advisers Act and will maintain such registration in full force and effect during the term of this Agreement.
               (b) The terms of this Agreement do not violate any obligation by which the Adviser is bound, whether arising by contract, operation of law or otherwise.
               (c) This Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon the Adviser in accordance with its terms.
               (d) Subject to the terms of Sections 9 and 10 hereof, the Adviser shall hold the Company harmless from and indemnify the Company against any and all liability or loss which the Company may incur or suffer, if and to the extent that such liability or loss was caused by the inaccuracy or breach by the Adviser of any of the provisions set forth in Paragraphs 13(a) through (c) hereof.

          14. Definitions.
     As used in this Agreement, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
          15. Amendment of Agreement.
     This Agreement may be amended by mutual consent, but the consent of the Manager must be approved (a) by vote of a majority of those members of the Board of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Company; provided, however, that the vote described in clause (b) shall not be required with respect to any amendment that is intended to clarify a term contained in this Agreement or is otherwise permitted under the 1940 Act without such vote.
          16. Severability.
     If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
          17. Applicable Law.
     This Agreement shall be construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.
          18. Notices.
     Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.
          19. Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.
          20. Form ADV; Company Changes.
     The Manager acknowledges receiving Part II of the Adviser’s Form ADV. The Adviser covenants that it will notify the Manager of any changes to its membership within a reasonable time after such change.
          21. Company Obligations.
     The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.
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[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

ROBECO INVESTMENT MANAGEMENT, INC.

/s/ William G. Butterly, III		/s/ Matthew J. Davis

By:	William G. Butterly, III	Matthew J. Davis
Title:	Chief Operating Officer	Chief Financial Officer
	Senior Managing Director	Senior Managing Director

PNC CAPITAL ADVISORS, LLC

/s/ Jennifer E. Spratley

By:	Jennifer E. Spratley
Title:	Managing Director

PNC LONG-SHORT MASTER FUND LLC

/s/ Jennifer E. Spratley

By:	Jennifer E. Spratley
Title:	Vice President

EXHIBIT A
The following is a list of records the Adviser is to keep on behalf of the Company.
1. Basic Business Records. The Adviser will maintain true, accurate, current, and complete copies, where necessary, of each of the following books and records:
a.	Originals of all written communications received and copies of all written communications sent by the Adviser relating to recommendations or advice given or proposed;

b.	A list of all discretionary accounts;

c.	Powers of attorney and other evidences of the granting of any discretionary authority;

d.	Written agreements (or copies thereof) entered into by the Adviser on behalf of the Company;

e.	A copy of each written disclosure statement and amendment or revision given to any person and a record of the dates and persons to whom such statements were given or offered to be given; and

f.	All written acknowledgments of receipt obtained from advisory clients relating to disclosure of soliciting fees paid by the Adviser and copies of all disclosure statements delivered to advisory clients by such solicitors on behalf of the Company.
2.	Records for Investment Supervisory Accounts. The Adviser must maintain a record for the Company, showing each interest bought or sold and the date, amount, and price of each purchase and sale. The Adviser must also maintain a record, by Investment Fund, for each investment in which the Company has a current position, the type of interest and the amount of the Company’s current position. These records need to be maintained and be true, accurate, current, and complete only to the extent that this information is reasonably available to, or obtainable by, the Adviser.
3.	Records pursuant to the Adviser’s Code of Ethics
a.	A record of any violation of the Adviser’s Code of Ethics, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

b.	A copy of each report made by an Access Person as required by Rule 17j-1(f) under the 1940 Act, including any information provided in lieu of the reports under Rule 17j-1(d)(2)(v), in an easily accessible place for at least five years after the end of the fiscal year in which the report is made or the information is provided;

c.	A record of all persons, currently or within the past five years, who are or were required to make reports under Rule 17j-1(d) or who are or were responsible for reviewing these reports, in an easily accessible place; and

d.	A copy of each report required by Rule 17j-1(c), for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

A-1